Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160821, 333-154966 and 333-111545 on Form S-8 of our report dated February 4, 2013 (April 1, 2013 as to Note 29), relating to the consolidated financial statements of Sealy Corporation, as of December 2, 2012 and November 27, 2011 and for the three fiscal years in the period ended December 2, 2012, incorporated by reference in this Form 8-K/A of Tempur Sealy International, Inc. from the Current Report on Form 8-K filed by Sealy Corporation on April 1, 2013.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
June 3, 2013